Exhibit 10.2

Amendment to the Loan
Agreement

Between

UniCredit Corporate Banking S.p.A.

As Lending Party

and

KEMET Corporation

As Beneficiary

Relating to

Kemet Loan Agreement

CERTIFIED PRIVATE AGREEMENT

BETWEEN:

(1)           UNICREDIT CORPORATE BANKING S.P.A., with registered office and headquarters  in Verona (Italy), at Via Garibaldi no. 1, fully paid-up share capital: Euro 6,604,173,696.00 (six billion six hundred and four million one hundred seventy-three thousand six hundred ninety-six/00), tax code, VAT number, and number of registration in the Verona Companies Register: 03656170960, ABI code 3226.8, enrolled in the Register of Banks and a member of the UniCredit Bank Group, which is enrolled in the Register of Bank Groups under no. 31351 (hereinafter also referred to as “UniCredit”, “Lending Party” or “Agent Bank”), represented by Mr. SABATINO SERGIO, born in Salerno (SA), on 30 October 1968, domiciled for the purposes of his office in Casalecchio di Reno (BO), Via Isonzo n. 65, “Quadro Direttivo” of IV level and Corporate Manager, authorised to act for the purposes of this agreement by virtue of the powers granted to him through a special power of attorney issued by the President of the board of directors of UniCredit Banca d’Impresa S.p.A., Mr. Mario Fertonani, born in Mantova, on 3 September 1933, received by the Public Notary of Verona, Mr. Marco Cicogna, on 2 January 2003, directory number 87071/7486, registered in Verona on 7 January 2003 at number 37;

AND

(2)           KEMET CORPORATION, with registered office in Simpsonville, 2835 Kemet Way, South Carolina, USA, Federal Tax Identification no. 57-0923789 (hereinafter referred to as “Beneficiary” or “Kemet”), represented by Mr. MARCO UBERTI, born in Bologna, on 8th June 1953, in its capacity as special attorney, domiciled for the purposes of his office at such company, authorised to act for the purposes of this agreement by virtue of the powers granted to him through a power of attorney authenticated by the Public Notary of the State of Florida, United States of America, Mr. Frances Bruderer, on April 23, 2009, and by virtue of the unanimous written consent in lieu of a special meeting of the board of directors of the aforementioned company dated 17 October 2008;

(UniCredit and Kemet are hereinafter collectively referred to also as the “Parties”)

WHEREAS

(A)          On 29th September 2008, the Beneficiary and UniCredit executed a loan agreement by certified private agreement, with the parties’ signatures being authenticated by Notary Public Carlo Vico (directory no. 110199/29958), registered in Bologna, on 7th October 2008, under No. 11054, Series 1T, for a maximum aggregate amount equal to Euro 60,000,000.00 (sixty million/00) (hereinafter referred to as the “Loan”), subsequently amended by the Parties by way of a deed executed on 3rd April 2009, with the parties’ signatures being authenticated by Notary Public Carlo Vico (directory no. 111725/30817), duly registered, (hereinafter referred to as the “First Amendment to the Loan Agreement”) and by way of a deed executed on 30th April 2009, with the parties’ signatures being authenticated by Notary Public Federico Tonelli, (directory no. 32053/18654), registered in Bologna on 7 May 2009 at number 4705 (annotation with the mortgage registry of Bologna dated 3 September 2009 at the following articles 12321 and 12322) which was amended by the Parties by way of a deed executed on 1st June 2009, with the parties’ signatures being authenticated by Notary Public Giovanni De Pasquale, (directory no. 181922/13945), duly registered (hereinafter referred to as the “Second Amendment to the Loan Agreement”) (the loan agreement, as amended by the Parties from time to time, is hereinafter referred to as the “Loan Agreement”);

(B)           In order to guarantee the fulfilment of the obligations under the Loan Agreement, by way of a deed executed on 29th September 2008 by and between Unicredit, as secured creditor, and Arcotronics Industries S.r.l., as mortgagor, with the parties’ signatures being authenticated by Notary Carlo Vico (directory No. 110205/29959), duly registered, a first ranking mortgage registered on 1 October 2008 at the articles 11314 and a second ranking mortgage (among other securities) registered on 1 October 2008 at the articles 11315 were raised in favour of the Lending Party over real estate located in Vergato, Sasso Marconi, and Monghidoro (hereinafter referred to as the “Mortgages”);

(C)          The Parties acknowledge that the conditions precedent to the effectiveness of the Second Amendment to the Loan Agreement have been fulfilled within the time frames provided for therein and, as a consequence, the Second Amendment to the Loan Agreement is fully valid and effective;

(D)          The Parties intend to amend the Loan Agreement in accordance with the terms and subject to the conditions set forth here below.

Now, therefore, the Parties hereby agree as follows:

1.            Interpretation

In this Amendment Deed:

1.1           For the purposes of this agreement, all capitalised terms that are not otherwise defined in other sections of this agreement shall have the meanings ascribed to them in the Loan Agreement.

1.2           The recitals and the annexes form an integral and substantial part of this agreement, shall be deemed as valid and effective covenants, and shall therefore be fully binding upon the Parties, their successors and/or assignees.

1.3           The headings of the articles and of the annexes to this agreement have been included for convenience only, and shall not be taken into consideration for the purpose of interpreting the relevant articles and annexes.

2.            Additions and amendments to the Loan Agreement

The Parties hereby agree to amend the Loan Agreement as follows:

A.            The Parties hereby agree to replace article 7 (Ordinary Repayment) with the following article:

“7. ORDINARY REPAYMENT

The Beneficiary hereby undertakes to fully repay each Facility by principal instalments with a pre-amortisation period from the Disbursement Date to the last day of the month in which the Loan is disbursed.

The first amortisation instalment shall be included in the period between the day following the last day of the month in which the Loan is disbursed and 1st April 2009.

The remaining amortisation instalments relating to each principal amount of the Loan not yet disbursed shall fall due on the following dates:

Date	Amount of the Loan to be repaid

01.10.2009	Euro	1,000,000.00

01.04.2010	Euro	7,705,597.70

01.10.2010	Euro	7,919,690.83

28.02.2011	Euro	1,998,644.47

01.04.2011	Euro	6,641,170.16

01.10.2011	Euro	1,870,290.53

01.04.2012	Euro	2,107,315.56

01.10.2012	Euro	2,353,517.94

01.04.2013	Euro	22,605,179.80

B.            The Parties hereby agree to supplement Annex 14 (Obligations) to the Loan Agreement with the following paragraphs:

“19.                          Not to amend the US Loan Agreement and the US Loan without the prior written consent of the Agent Bank.  It is understood that any waiver required and/or permitted in relation to the US Loan Agreement and/or the US Loan shall not be considered in any way a waiver prohibited pursuant to this paragraph 19 of this Annex and shall therefore not fall within the scope of application of the prohibition set forth in this paragraph 19.

20.                                Without prejudice to the provisions set forth in paragraph 8. of this Annex, to give prior notice to the Agent Bank of the execution of any new loan agreement regulating a new financial indebtedness incurred for the needs connected with the current business, as provided for in the second part of paragraph 8. of this Annex.

21.                                Without limiting the Beneficiary’s obligations pursuant to any other provisions set forth under this Loan Agreement, not to carry out any actions which:

(a)                               May materially prejudice the Beneficiary’s capacity to duly and timely fulfil all its payment obligations vis-à-vis the Lending Party pursuant to the Loan Agreement; and

(b)                               May result in a Significant Event.

C.            The Parties hereby agree to supplement Annex 16 (Significant Events) to the Loan Agreement with the following paragraphs:

16.                               Failure to deliver to the Agent Bank, by, and no later than, the 7th (seventh) Business Day immediately after 1st October 2009, a legal opinion drafted, in accordance with a text reasonably satisfactory to the Agent Bank, by a primary law firm operating in the United States of America, chosen by the Beneficiary, which attests, in favour and in the interest of the Lending Party, the power and capacity to execute and perfect the fees and costs letter and the amendment deed both executed on 1st October 2009 (the “Amendment Deed”).

17.                               Failure to deliver to the Agent Bank, by, and no later than, the 7th (seventh) Business Day immediately after 1st October 2009, documents reasonably satisfactory to the Agent Bank evidencing that, also pursuant to the US Loan Agreement, the relevant test period of the financial covenants is analogous to the Test Period as defined in this Loan Agreement as amended by means of the Amendment Deed executed on 1st October 2009.

18.                               Failure of the Beneficiary to pay the amounts provided under the fees and costs letter executed on 1st October 2009.”

D.            The Parties hereby agree to replace the definition of “Test Period” set forth in paragraph D (Definitions) of Annex 14-bis (Financial Covenants) to the Loan Agreement with the following definition:

““Test Period” shall mean, in relation to any Test Date:

(i)     with reference to the financial covenants set forth in paragraphs A. (Minimum Consolidated EBITDA) and C. (Capital Expenditure), the period consisting of four consecutive quarters, the last of which ends on such Test Date, it being understood that, (i) with sole regard to the Test Date falling on 30th September 2009, Test Period shall mean the two quarters between 31st March 2009 and 30th September 2009, and (ii) with sole regard to the Test Date falling on 31st December 2009, Test Period shall mean the three quarters between 31st March 2009 and 31st December 2009; and

(ii)   with reference to the financial covenant set forth in paragraph B. (Consolidated Fixed Charge Coverage Ratio) above, the period consisting of four consecutive quarters, the last of which ends on such Test Date, it being understood that, (i) with sole regard to the Test Date falling on 30th September 2009, Test Period shall mean the quarter between 30th June 2009 and 30th September 2009, (ii) with sole regard to the Test Date falling on 31st December 2009, Test Period shall mean the two quarters between 30th June 2009 and 31st December 2009, and (iii) with sole regard to the Test Date falling on 31st March 2010, Test Period shall mean the three quarters between 30th June 2009 and 31st March 2010.”

3.            Effectiveness

3.1           The Parties agree that (i) the provisions of the Loan Agreement not amended by means of this agreement shall continue to be in force as agreed in the Loan Agreement; (ii) the amendments made to the Loan Agreement through the execution of this agreement are accessory, and not material, amendments to the terms and conditions of the Loan Agreement, therefore shall not result in (and shall not be construed in any way as resulting in) the objective novation (novazione oggettiva) of any of the obligations arising under the Loan Agreement and, consequently, shall not result in any way (and shall not be construed in any way as resulting in) the expiry and/or termination of any of the aforesaid obligations; (iii) the securities created pursuant to the Financial Documents are deemed fully valid and effective securities of the obligations arising under the Loan Agreement as amended by means of this agreement; and (iv) the amendments made to the Loan Agreement through the execution of this deed shall be deemed included in the Loan Agreement with effectiveness from 30th September 2009.

3.2           Without limiting the foregoing, in the event that the amendments to the Loan Agreement set forth in this agreement are deemed by any competent court to constitute an objective novation (novazione oggettiva) of any of the obligations arising under the Loan Agreement, the Parties, also pursuant to, and for the purposes of, article 1232 of the Italian Civil Code, agree that all the securities created pursuant to the Financial Documents are deemed to be kept in force as security of the obligations arising under the Loan Agreement as amended by means of this agreement.

4.             Representations and Warranties by the Beneficiary

4.1           By executing this amendment deed (the “Amendment Deed”) the Beneficiary confirms, reiterates, and renews the Representations and Warranties set forth in Annex 13 to the Loan Agreement (other than those set forth under point 1. of Annex 13) as if they were issued hereunder, with reference to the factual and legal condition of the Beneficiary on the date hereof.

5.             Mortgages

5.1           Within 10  (ten) days from the date of execution of this Amendment Deed, the Parties shall ensure, also pursuant to and for the purposes of article 1381 of the Italian civil code, that any formalities that may be useful and/or necessary in relation to the Mortgages following the execution of this agreement be duly fulfilled at the relevant register offices, at the care and expense of the Beneficiary.

5.2           UniCredit hereby consents that the formalities described above shall be carried out.

6.             Miscellanea

6.1           With regard to any matters which are not expressly regulated in this agreement, the Parties hereby expressly declare that the provisions of the Loan Agreement shall apply mutatis mutandis.

6.2           Except for that which is expressly provided for hereunder, no other and further amendments and/or additions to the Loan Agreement and/or to the Financial Documents have been agreed upon by the Parties.

6.3           This agreement shall be subject to registration, without the relevant registration tax being applied, as the Loan Agreement is subject to the substitute tax, pursuant to articles 15 et seq. of Presidential Decree no. 601 of 29th September 1973.

6.4           The Beneficiary hereby represents that it shall bear all fees, costs and expenses, including attorney’s fees and notary’s fees, relating to, or otherwise connected with, the execution of this Amendment Deed.

6.5           This Amendment Deed is governed by, and shall be interpreted in accordance with, the Italian laws.  Any dispute which might arise in relation to the interpretation, effectiveness, validity, conclusion, performance or termination of this agreement shall be submitted to the exclusive jurisdiction of the Court of Verona, subject to the Agent Bank’s right to sue the Beneficiary before any other court.

6.6           The fees and costs letter executed together with this Amendment Deed shall be considered a “Financial Document” pursuant to the Loan Agreement.

Bologna, Piazza dei Martiri n. 1, October 1, 2009.

The Lending Party:	The Beneficiary:

UniCredit Corporate Banking S.p.A.	KEMET Corporation

/s/ Sergio Sabatino	/s/ Marco Uberti